Exhibit 5.1

July 20, 2007

hhgregg, Inc.

4151 East 96th Street

Indianapolis, IN 46240

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on July 20, 2007 (the “Registration Statement”), of (a) 3,978,666 shares (the “2005 Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of hhgregg, Inc., a Delaware corporation (the “Company”), reserved for issuance upon the exercise of outstanding options pursuant to the Company’s 2005 Stock Option Plan (the “2005 Plan”) and (b) 3,000,000 shares of Common Stock of the Company (the “2007 Shares” and together with the 2005 Shares, the “Shares”), reserved for issuance pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 Plan”).

We have acted as counsel to the Company in connection with the foregoing Registration Statement. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents. We have further assumed that all options granted pursuant to the 2005 Plan and all options granted or to be granted and all Shares sold or granted pursuant to the 2007 Plan were or will be validly granted or sold in accordance with the terms of the 2005 Plan and the 2007 Plan, as applicable and that all Shares to be issued upon exercise of options will be issued in accordance with the terms of such options and the 2005 Plan and the 2007 Plan, as applicable.

We have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (a) upon the issuance and delivery of the Shares (i) upon the exercise of options granted under the 2005 Plan and the 2007 Plan in accordance with the terms of such options and the 2005 Plan and the 2007 Plan, or (ii) in accordance with the terms of an equity award granted pursuant to the terms of the 2007 Plan and (b) upon the Company’s receipt of the full purchase price therefore, as determined by the Board of Directors of the Company and as specified in the hhgregg, Inc.

July 20, 2007

documents governing such options and grants, the Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in the opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

Bingham McCutchen LLP